EXHIBIT 21.1
List of Subsidiaries of Upland Software, Inc. as of December 31, 2019

Upland Software, Inc./Logiciels Upland Inc.
Upland Software I, Inc.
Upland Software IV, LLC
Upland Software VI, LLC
Upland Software VII, LLC
Upland IX, LLC
Ultriva, LLC
Upland Software UK Limited
Omtool, Ltd.
RightAnswers, Inc.
Waterfall International, Inc.
Qvidian Corporation
InterFax Communications Limited
Return Fax 2000 Ltd
Data Guard Limited
References-Online, Inc. dba ROInnovation
Rapide Communication Ltd.
Rant & Rave Limited
Wire-E Limited
66099 Limited
Adestra, Inc.
Adestra Limited
Adestra Pty Limited
Postup Holdings, LLC
Postup Digital, LLC
Daily Inches, Inc.
Cimpl Inc.
11636243 Canada Inc.
InGenius Software, Inc.
Altify Ireland Limited
Altify, Ltd.
Altify Inc.